Exhibit 99.1

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CAPITALSOURCE FINANCE LLC

AMENDED AND RESTATED
OPERATING AGREEMENT OF
CAPITALSOURCE FINANCE LLC

A Delaware Limited Liability Company

     THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of October, 2003, but effective as of August 7, 2003, pursuant to the Delaware Limited Liability Company Act, Title 6, §§ 18-101, et. seq., as amended (the “Act”), by CapitalSource Holdings LLC (the “Member”).

     WHEREAS, both CapitalSource Holdings, Inc. and the Member were members of CapitalSource Finance LLC (the “Company”);

     WHEREAS, on August 7, 2003, the Member became the sole member of the Company, as a result of the merger of CapitalSource Holdings, Inc. with and into the Member; and

     WHEREAS, the Member desires to amend and restate in its entirety the Operating Agreement of the Company dated as of September 7, 2000 (the “Existing Agreement”).

     NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

ARTICLE 1
FORMATION OF COMPANY

     Section 1.1 Formation and Term. The Company was formed as a Delaware limited liability company. The term of the Company shall continue until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement.

     Section 1.2 Name. The name of the Company is CapitalSource Finance LLC.

     Section 1.3 Place of Business. The Company may locate its places of business at any place or places as the Manager (as defined below) may deem advisable.

     Section 1.4 Registered Office and Registered Agent. The Company’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801. Corporation Trust Company shall serve as the registered agent of the Company. The registered office and registered agent may be changed from time to time pursuant to the terms of the Act.

     Section 1.5 Member and Manager. The Member shall be the only member of the Company. The Member shall also be the sole manager (the “Manager”) of the Company. Unless and until additional members are admitted to the Company pursuant to Section 6.4, the Member will hold 100% of the Interests.

ARTICLE 2
BUSINESS OF COMPANY

     The primary purpose of the Company is to engage in any lawful act or activity permitted under Delaware law. The Company shall have the power to engage in all activities and transactions necessary or desirable to accomplish the foregoing purposes and to do any other act or thing incidental or ancillary thereto.

ARTICLE 3
MANAGER

     Section 3.1 Management. The business and affairs of the Company shall be managed by the Manager. The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts and activities customary or incident to the management of the Company’s business.

     Section 3.2 Manager Rights and Powers. The Manager shall have the rights and powers in the name and on behalf of the Company to carry out each and every power granted to the Company including, without limitation, the following:

             (a) hiring employees, appointing officers and engaging accountants, consultants and all other professionals (including legal counsel) providing services to the Company;

             (b) opening, maintaining and closing accounts with brokers and giving instructions or directions in connection therewith;

             (c) opening, maintaining and closing bank accounts and drawing checks or other orders for the payment of money;

             (d) receiving, disposing of and otherwise dealing in all securities, checks, money and other assets or liabilities of the Company;

             (e) maintaining one or more offices in any state and in connection therewith renting or acquiring office space and doing such other acts as may be advisable in connection with the maintenance of such offices; and

             (f) performing all other acts, doing all other things, and entering into all other agreements, undertakings and arrangements which the Manager reasonably determines are necessary or appropriate for the conduct of the business of the Company.

     Section 3.3 Liability for Certain Acts. The Manager shall not be liable to the Company or to the Member for any loss or damage sustained by the Company or the Member (or successor thereto), except to the extent, if any, that the loss or damage shall have been the result of gross negligence, fraud, deceit, willful misconduct, or breach of this Agreement.

     Section 3.4 Manager and Member Have No Exclusive Duty to Company. The Manager shall have no exclusive duty to act on behalf of the Company. The Manager may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall have no right, by virtue of this Agreement, to share or participate in any other investments or activities of the Manager or the Member. The Manager shall not incur any liability to the Company as a result of engaging in any other business or venture.

     Section 3.5 Designation of Officers. The Manager may appoint officers of the Company. The officers of the Company shall be responsible for the day-to-day business affairs of the Company subject to the overall direction and control of the Manager. The officers shall include a Chief Executive Officer, a Chief Financial Officer, a Chief Credit Officer, a Chief Legal Officer, a President, a Senior Vice President, an Executive Vice President, a Managing Director, a Secretary, a Treasurer, and such other officers as the Manager may from time to time determine. Any two or more of the offices referred to in this Section 3.5 may be held by the same individual.

     Section 3.6 Election and Removal of Officers; Salaries. The current officers of the Company are the individuals set forth on Schedule 1 attached hereto. Each such person shall be deemed duly elected to the office or offices set forth beside his or her name as of the date of this Agreement. Subject to the rights, if any, of an officer under a contract of employment, which contract will govern, officers may be removed, replacements elected and officer vacancies filled by the Manager. Any officer may resign at any time by giving written notice to the Manager. Any resignation shall take effect at the date of receipt of that notice or any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. The salaries, if any, of all officers and agents of the Company shall be fixed by the Manager.

     Section 3.7 Duties of Officers. The officers of the Company shall have such powers and duties in the management of the Company as may be prescribed by the Manager and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Manager.

     Section 3.8 Amendments by the Manager. The Manager may amend this Agreement as it deems appropriate.

ARTICLE 4
INDEMNITY OF THE MANAGER AND MEMBER

     To the fullest extent permitted by the Act, the Company shall indemnify the Manager and the Member and make advances for expenses to the Manager and the Member arising from any loss, cost, expense, damage, claim or demand, in connection with the Company, the Manager’s or the Member’s status as the Manager or the Member of the Company, the Manager’s or the Member’s participation in the management, business and affairs of the Company or such Manager’s or Member’s activities on behalf of the Company, provided that such Manager’s or Member’s actions were taken in good faith and in a manner the Manager or the Member reasonably believed to be in or not opposed to the best interests of the Company and were not otherwise in violation of any provision of the Agreement.

ARTICLE 5
RIGHTS AND OBLIGATIONS OF THE MEMBER

     Section 5.1 No Liability for Company Obligations. Except as otherwise provided by the non-waivable provisions of the Act and by this Agreement, the Member shall have no personal liability for any debts or losses of the Company solely by reason of being or acting as the Member.

     Section 5.2 Approval of the Member. Except as otherwise expressly provided in this Agreement, the Member shall have no voting or approval rights, and all actions may be taken by the Manager in accordance with this Agreement without any further consent or approval of the Member.

     Section 5.3 Action by the Member Without a Meeting. Unless otherwise required in this Agreement, actions and consents of the Member may be communicated or reflected orally, electronically or in writing, and no action need be taken at a formal meeting. Any consent required to be in writing may be evidenced by separate written counterparts. Any action of the Member shall be effective when the Member communicates its consent to the action to the Manager.

ARTICLE 6
CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

     Section 6.1 Interest. The Company will be authorized to issue a single class of “limited liability company interests” (as defined in Section 18-101(8) of the Act, the “Interests”) including any and all benefits to which the holder of such Interests may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.

     Section 6.2 Initial and Additional Contributions. As of the date hereof, the Member has made a capital contribution to the Company. The Member shall not be required to make any additional capital contributions. If the Member determines that an additional capital contribution is necessary, the Member shall fix the amount of such capital contribution.

     Section 6.3 Loans to Company. The Member may make one or more loans to the

Company on such reasonable terms and conditions as may be approved by the Member.

     Section 6.4 Additional Members. To the extent approved by the Manager, from time to time, the Company may admit additional members, and issue to such members Interests, on such terms and conditions as such Manager deems appropriate. Each additional member admitted to the Company must agree to be bound by the terms and conditions of this Agreement, as it may be amended from time to time, including in connection with the admission of additional members.

ARTICLE 7
DISTRIBUTIONS TO THE MEMBER

     Section 7.1 Distributions. Except as otherwise provided in Section 12.1, distributable cash shall be distributed to the Member at such times as the Manager shall determine.

     Section 7.2 Limitation Upon Distributions. No distribution shall be made to the Member if, in the sole discretion of the Manager: (a) the Company would not be able to pay its debts as they become due in the usual course of business; (b) the Company’s total assets would be less than the sum of its total liabilities; or (c) such distribution would otherwise constitute a violation of the Act.

     Section 7.3 Interest On and Return of Capital Contributions. The Member shall not be entitled to interest on the Member’s capital contribution or to a return of the Member’s capital contribution, except as otherwise specifically provided for herein.

ARTICLE 8
TAX CHARACTERIZATION AND RETURNS

             (a) The Member acknowledges that at all times that two or more persons or entities hold Interests in the Company for federal income tax purposes (i) it is the intention of the Company to be treated as a “partnership” for federal and all relevant state tax purposes and (ii) the Company will be treated as a “partnership” for federal and all relevant state tax purposes and shall make all available elections to be so treated. Until such time, however, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Company’s Certificate of Formation and this Agreement are to be construed so as to preserve that tax status under those circumstances.

             (b) In the event that the Company is treated as a partnership for tax purposes in accordance with Section 8(a) hereof, (i) it is the Member’s intention that this Agreement be amended to set forth the agreement between the Member and the additional member(s) as to their respective capital accounts and as to the allocation among the members of the Company’s income, gains, losses, distributions and credits, and (ii) within ninety (90) days after the end of each fiscal year, the Company will cause to be delivered to each person who was a member at any time during such fiscal year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of each member’s federal, state or local income tax (or information) returns, including a statement showing each member’s share of income, gain or loss, deductions and credits for the fiscal year.

ARTICLE 9
BOOKS AND RECORDS

     Section 9.1 Accounting Period. The Company’s accounting period shall be the calendar year.

     Section 9.2 Records and Reports. At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company. The Company shall keep at its principal place of business the following records:

(i)	A current list of the full name and last known address of the Member and the Manager;

(ii)	Copies of records to enable the Member to determine the voting rights, if any, of the Member;

(iii)	A copy of the Certificate of Formation of the Company and all amendments thereto;

(iv)	Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

(v)	Copies of this Agreement, together with any amendments thereto;

(vi)	Copies of any financial statements of the Company for the three most recent years.

     The books and records shall at all times be maintained at the principal office of the Company and shall be open to the reasonable inspection and examination of the Member, or its duly authorized representative during reasonable business hours.

ARTICLE 10
TRANSFERABILITY

     Section 10.1 General Prohibition.

             (a) Except as otherwise provided in this Agreement, the Member may not assign, sell, transfer, encumber, or in any way alienate (collectively a “Transfer”), all or any part of its Interests in the Company.

             (b) If the Member is also subject to a separate agreement between the Company and the Member, then to the extent that the provisions regarding Transfer restrictions contained in such agreement conflict with this Agreement, such other agreement shall control.

ARTICLE 11
DISSOLUTION AND TERMINATION

     Section 11.1 Dissolution. The Company shall be dissolved only upon the occurrence of either of the following events: (a) by the Member; or (b) by an entry or decree of judicial dissolution as contemplated under the Act.

     Section 11.2 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by the Act. Upon dissolution, the Manager shall file a statement of commencement of winding up and publish any notice required by the Act.

ARTICLE 12
WINDING UP, LIQUIDATION, DISTRIBUTION OF ASSETS

     Section 12.1 Accounting in Connection with Dissolution.

             (a) Upon dissolution, an accounting shall be made by the Company’s accountants of the accounts of the Company and of the Company’s assets, liabilities and operations. The persons selected by the Member (the “Liquidators”), shall immediately proceed to wind up the affairs of the Company.

             (b) If the Company is dissolved and its affairs are to be wound up, the Liquidators shall:

(i)	Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Liquidators may determine to distribute any assets to the Member in kind);

(ii)	Discharge all liabilities of the Company, including liabilities to the

Member, to the extent the Member is a creditor of the Company and to the extent otherwise permitted by law, other than liabilities to the Member for distributions, and establish such reserves as may be reasonably necessary to provide for contingencies or liabilities of the Company;

(iii)	Distribute the remaining assets to the Member, either in cash or in kind; and

(iv)	If any assets of the Company are to be distributed in kind, the net fair market value of such assets shall be determined by the Manager.

             (c) Upon completion of the winding-up, liquidation and distribution of the assets, the Company shall be deemed terminated.

     Section 12.2 Return of Contribution; Nonrecourse to Other Members. Upon dissolution, each member shall look solely to the assets of the Company for the return of the member’s capital contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the capital contribution of one or more members, then such member or members shall have no recourse against any other member.

ARTICLE 13
MISCELLANEOUS PROVISIONS

     Section 13.1 Application of Delaware Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the Act as amended from time to time (or any corresponding provisions of succeeding law).

     Section 13.2 Execution of Additional Instruments. The Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

     Section 13.3 Headings, Exhibits and Interpretation. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. All exhibits and schedules referred to in this Agreement and attached hereto are incorporated herein by this reference. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

     Section 13.4 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

     Section 13.5 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by the party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the party may have by law, statute, ordinance or otherwise. The party hereto agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

     Section 13.6 Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon and inure to the benefit of the party hereto and, to the extent permitted by this Agreement, its respective heirs, legal representatives, successors and assigns.

     Section 13.7 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or by any person not a party hereto.

     Section 13.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     Section 13.9 No Action for Partition. The Member has no right to maintain any action for partition with respect to the property of the Company.

     Section 13.10 Execution of Additional Instruments. The Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

     Section 13.11 Amendments. Except as expressly provided herein, any amendment to this Agreement must be made in writing and approved by the Manager.

     Section 13.12 Conflicts with the Act. If any particular provision herein is construed to be in conflict with the provisions of the Act, the provisions of this Agreement shall control to the fullest extent permitted by applicable law. Any provision found to be invalid or unenforceable shall not affect or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such conflicting provision were omitted.

     Section 13.13 Time. Time is of the essence of this Agreement, and to any payments and distributions provided for under this Agreement.

     Section 13.14 Entire Agreement. This Agreement amends and replaces in its entirety the Existing Agreement. This Agreement and the certificates and other documents delivered pursuant to this Agreement contain the entire agreement by the party with respect to the matters described herein, and supersede all prior agreements, written or oral, with respect thereto.

* * * * *

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth on the first page of this Agreement.

CAPITALSOURCE HOLDINGS LLC

By:	/s/ Steven A. Museles

Steven A. Museles
Senior Vice President and Secretary

Schedule 1

Officers of the Company

Chief Executive Officer	John K. Delaney

President	Jason M. Fish

Senior Vice President and Chief Financial Officer	Thomas A. Fink

Senior Vice President, Chief Legal Officer and Secretary	Steven A. Museles

Executive Vice President and Chief Credit Officer	Bryan M. Corsini

Treasurer	James M. Mozingo

Managing Director, Investments	Joseph A. Kenary, Jr.

Managing Director, Investments	Michael C. Szwajkowski

Managing Director, Investments	Dean C. Graham

Managing Director, Investments	Richard DeBaere